EXHIBIT 10.3

EXECUTION VERSION
AWARD NOTICE
AND
RESTRICTED STOCK UNIT AGREEMENT
(2018 Annual LTIP Award Agreement)

INVITATION HOMES INC.
2017 OMNIBUS INCENTIVE PLAN

The Participant has been granted Restricted Stock Units (“RSUs”) with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Restricted Stock Unit Agreement entered into by and between the Participant and the Company to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice shall have the meanings set forth in the Restricted Stock Unit Agreement and the Plan, as applicable.

Participant:                         _____________
Date of Grant:                        March 1, 2018
Vesting Start Date:                     March 1, 2018

Time Vesting RSUs Granted:	[●]

Performance Vesting (Target) RSUs Granted:	[●], consisting of:
[●] Tranche I Performance Vesting (Target) RSUs
[●] Tranche II Performance Vesting (Target) RSUs

1.Time Vesting RSUs. The Time Vesting RSUs shall vest in equal installments on each of the first three anniversaries of the Vesting Start Date, subject to the Participant’s continued employment through the applicable vesting date; provided, that if the number of RSUs specified above is not evenly divisible by three, then no fractional units shall vest and the installments shall be as equal as possible with the smaller installments vesting first.

EXHIBIT 10.3

2.Performance Vesting RSUs. The Performance Vesting RSUs will become earned (“Earned RSUs”) based on the achievement of the Performance Conditions set forth below with respect to the Performance Period specified below.

(a)Performance Conditions. The number of Performance Vesting RSUs in each tranche that become Earned RSUs shall be based on the achievement of the Performance Conditions set forth below applicable to such tranche, with the number of Performance Vesting RSUs earned in respect of such tranche equal to (x) the target number of Performance Vesting RSUs in such tranche multiplied by (y) the applicable Percentage of Award Earned for such tranche (calculated in accordance with 2(b)), rounded down to the nearest whole share. Notwithstanding the foregoing, if INVH TSR (i.e., total shareholder return) for the Performance Period is negative, the Tranche I Performance Vesting RSUs shall not vest at a level greater than target.

Tranche	Performance Condition	Performance Period	Threshold Level of Achievement	Target Level of Achievement	Maximum Level of Achievement
Tranche I	INVH TSR Relative to RMS Index CAGR	January 1, 2018 - December 31, 2020	[●]	[●]	[●]
Tranche II	Same Store NOI Growth CAGR	January 1, 2018 - December 31, 2020	[●]	[●]	[●]

(b)Calculation of Number of Earned Units. Following the last day of the Performance Period, the Committee shall calculate the Percentage of Award Earned with respect to each tranche, based on the percentages specified below. If actual performance with respect to any tranche is between “Threshold” and the “Target” or the “Target” and “Maximum” levels of achievement, the Percentage of Award Earned shall be determined using linear interpolation (and rounded to the nearest whole percentage point) between such numbers. In the event that actual performance does not meet the Threshold Level of Achievement with respect to any tranche, the “Percentage of Award Earned” with respect to such tranche shall be zero. All determinations with respect to whether and the extent to which a Performance Condition has been achieved shall be made by the Committee in its sole discretion and the applicable Performance Conditions shall not be achieved and the applicable Performance Vesting RSUs shall not become Earned RSUs until the Committee certifies in writing the extent to which such Performance Conditions have been met.

Level of Achievement	Percentage of Award Earned
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%
Above Maximum	200%

(c)Unvested RSUs Forfeited. Any Performance Vesting RSUs which do not become Earned RSUs based on actual performance during the Performance Period shall be forfeited as of the

EXHIBIT 10.3

last day of the Performance Period, except to the extent set forth in the Restricted Stock Unit Agreement.

3.	Vesting of Earned RSUs.
(a)Any Performance Vesting RSUs that become Earned RSUs shall become vested on the Determination Date for the Performance Period.
(b)Vested RSUs shall be settled in accordance with the terms of the Restricted Stock Unit Agreement.

4.	Definitions. For the purposes of this Award Notice:
(a)“Beginning Share Price” with respect to the Performance Period shall mean the 20 day trailing average closing stock price as of (but excluding) the first day of the Performance Period (subject to adjustment in accordance with Section 14 of the Plan).
(b)“CAGR” shall mean compounded annual growth rate, and shall be expressed as a percentage (rounded to the nearest tenth of a percent 0.1%) and shall be calculated for a performance period using the following formula:
(c)“Determination Date” shall mean, with respect to the Performance Period, the date the Performance Conditions for such Performance Period are certified by the Committee in writing.
(d)“Ending Share Price” with respect to the Performance Period shall mean the 20 day trailing average closing stock price through (and including) the last trading day of a Performance Period.
(e)“INVH TSR” shall be calculated as the CAGR, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per Share during the Performance Period due to the appreciation or depreciation in the price per Share and dividends paid during the Performance Period, assuming dividends are reinvested on their respective ex-dividend dates, and calculated using the Beginning Share Price and the Ending Share Price.
(f)“INVH TSR Relative to RMS Index CAGR” in respect of the Performance Period shall mean the INVH TSR for the Performance Period, less the RMS Index CAGR for the Performance Period. For the avoidance of doubt, the intent of the Committee is that RMS Index CAGR over the Performance Period be calculated in a manner designed to produce a fair comparison between the INVH TSR percentage and the RMS Index CAGR for the purpose of determining INVH TSR Relative to RMS Index CAGR.
(g) “RMS Index CAGR” shall be calculated as the CAGR, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value of the MSCI US REIT Index during the Performance Period due to the appreciation or depreciation in the index during the Performance Period, but using (x) the 20 day trailing average closing price of the index as of (but excluding) the first day of the Performance Period and (y) the 20 day trailing average closing price of the index through (and including) the last trading day of a Performance Period.

EXHIBIT 10.3

(h)“Same Store NOI Growth” means net operating income for an identified population of homes as set forth in the Company’s annual and quarterly reports filed with the SEC in respect of the actual Performance Period.

EXHIBIT 10.3

RESTRICTED STOCK UNIT AGREEMENT
(2018 GRANT)

INVITATION HOMES INC.
2017 OMNIBUS INCENTIVE PLAN

This Restricted Stock Unit Agreement, effective as of the Date of Grant (as defined below), is between Invitation Homes Inc., a Maryland corporation (the “Company”), and the Participant (as defined below).

WHEREAS, the Company has adopted the Invitation Homes Inc. 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”) in order to provide additional incentives to selected officers, employees, consultants and advisors of the Company Group; and

WHEREAS, the Committee (as defined in the Plan) responsible for administration of the Plan has determined to grant RSUs to the Participant as provided herein and the Company and the Participant hereby wish to memorialize the terms and conditions applicable to such RSUs.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. The following terms shall have the following meanings for purposes of this Agreement:

(a)“Agreement” shall mean this Restricted Stock Unit Agreement including (unless the context otherwise requires) the Award Notice and Appendix A.
(b) “Award Notice” shall mean the notice to the Participant with respect to the RSUs granted under this Agreement.
(c)“Constructive Termination” shall have the meaning set forth in any employment agreement, or if no such agreement exists, the meaning set forth in any other agreement providing for severance benefits (including a participation notice under the Company’s Executive Severance Plan) entered into by the Participant and a member of the Company Group, as may be amended, modified or supplemented from time to time, or, if no such agreement exists at the time of a termination of employment or service, (i) a material reduction in the Participant’s total compensation opportunity (measured as base salary, target annual bonus opportunity, and target long-term cash incentive opportunity in the aggregate) other than in connection with an across-the-board reduction of

EXHIBIT 10.3

compensation which does not exceed 10% of the Participant’s base salary and that is applied to all senior executives of the Company; or (ii) a relocation of the Participant’s principal place of employment by more than 50 miles; provided that any event described in clause (i) or (ii) above shall not constitute a Constructive Termination unless the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which otherwise would constitute Constructive Termination; and provided, further, that “Constructive Termination” shall cease to exist for an event on the 60th day following the Participant’s knowledge thereof, unless the Participant has given the Board written notice thereof prior to such date.
(d)“Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.
(e)“Detrimental Activity” shall mean the Participant’s (i) willful or repeated failure or refusal to perform such duties which results in demonstrable material harm to the Company Group, following written notice from the Committee and ten days opportunity to cure; (ii) conviction of, or plea of guilty or no contest to, (A) any felony; or (B) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (iii) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (iv) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.
(f)“Participant” shall mean the “Participant” listed in the Award Notice.
(g)“Qualifying Termination” shall mean the Participant’s employment or service, as applicable, with the Company Group is terminated by the Company Group without Cause, or is terminated by the Participant following a Constructive Termination.
(h)“Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants listed on Appendix A or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.
(i)“Retirement” shall mean the Participant’s voluntary resignation from employment, other than while grounds for “Cause” exist, when (x) the Participant’s age is at least 55 years old, (y) the Participant’s Years of Service is at least ten years, and (z) the sum of the Participant’s age and years of service is at least 65.
(j)“RSUs” shall mean that number of Restricted Stock Units listed in the Award Notice as “Restricted Stock Units Granted.”
(k)“Shares” shall mean a number of shares of the Company’s Common Stock equal to the number of RSUs.
(l)“Years of Service” shall mean the number of full months (converted to years) of employment and other business relationships with the Company and its predecessors.

2.	Grant of Units. The Company hereby grants the RSUs to the Participant, each of which represents the right to receive one Share upon vesting of such RSU, subject

EXHIBIT 10.3

to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement.

3.
RSU Account. The Company shall cause an account (the “Unit Account”) to be established and maintained on the books of the Company to record the number of RSUs credited to the Participant under the terms of this Agreement. The Participant’s interest in the Unit Account shall be that of a general, unsecured creditor of the Company.

4.
Vesting; Settlement. The RSUs shall become vested in accordance with the schedule set forth on the Award Notice. The Company shall deliver to the Participant one share of Common Stock for each RSU (as adjusted under the Plan) which becomes vested in a given calendar year, pursuant to Section 13, below, and such vested RSU shall be cancelled upon such delivery.

5.	Termination of Employment.
(a)In the event that the Participant’s employment or service, as applicable, with the Company Group terminates for any reason, any unvested RSUs shall be forfeited and all of the Participant’s rights hereunder with respect to such unvested RSUs shall cease as of the effective date of termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan or this Agreement).
(b)Notwithstanding the foregoing, in the event of a Qualifying Termination, subject to the Participant’s execution and non-revocation of the Company’s standard form of release of claims:
(i)The next installment of Time Vesting RSUs which could become vested in accordance with the Award Notice, and all Earned RSUs outstanding under this Agreement, shall become vested and settled in accordance with this Agreement.
(ii)With respect to any Performance Vesting RSUs for which the Performance Period has not been completed, a prorated portion of the Performance Vesting RSUs will remain outstanding and eligible to vest based on actual performance on the last day of the Performance Period, with such proration based on the number of days the Participant was employed during the Performance Period, relative to the total number of days in the Performance Period. Any Performance Vesting RSUs which become Earned RSUs following the Determination Date shall become vested and settled in accordance with Section 4 as soon as practicable following the Determination Date.
(c)Notwithstanding the foregoing, in the event the Participant’s employment or service with the Company Group is terminated by the Company Group following the Participant’s death or during the Participant’s Disability, subject to the Participant’s or executor’s execution and non-revocation of the Company’s standard form of release of claims:

EXHIBIT 10.3

(i)the Time Vesting RSUs and any Earned RSUs outstanding under this Agreement shall become vested as of the Termination Date and settled as soon as practicable following the Termination Date.
(ii)With respect to any Performance Vesting RSUs for which the Performance Period has not been completed, a prorated portion of the Performance Vesting RSUs will remain outstanding and eligible to vest based on actual performance on the last day of the Performance Period, with such proration based on the number of days the Participant was employed during the Performance Period, relative to the total number of days in the Performance Period. Any Performance Vesting RSUs which become Earned RSUs following the Determination Date shall become vested and settled in accordance with Section 4 as soon as practicable following the Determination Date.
(d)Notwithstanding the foregoing, in the event of a Participant’s Retirement following written notice at least six months prior to the date of the Participant’s resignation:
(i)The Time Vesting RSUs outstanding under this Agreement shall remain outstanding and eligible to vest so long as no Restrictive Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the applicable vesting date.
(ii)Earned RSUs outstanding under this Agreement shall remain outstanding and eligible to vest so long as no Restrictive Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the applicable vesting date.
(iii)A prorated number of Performance Vesting RSUs shall remain outstanding and eligible to become Earned RSUs, notwithstanding the Participant’s Retirement, based on the extent to which the Performance Conditions are satisfied following the completion of the Performance Period, with such proration based on the number of days the Participant was employed during the Performance Period, relative to the total number of days in the Performance Period. Any Performance Vesting RSUs which become Earned RSUs pursuant to this Section 5(c) shall become vested in accordance with Section 5(c)(ii).
(e)The Participant’s rights with respect to the RSUs shall not be affected by any change in the nature of the Participant’s employment or service, as applicable, so long as the Participant continues to be an employee or service provider, as applicable, of the Company Group. Whether (and the circumstances under which) the Participant’s employment or service, as applicable, has terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee (or, with respect to any Participant who is not a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act, its designee, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the RSUs). As a pre-condition to a Participant’s right to continued vesting following Retirement, the Committee, or its designee, may require the Participant to certify in writing prior to each applicable vesting date that no Restrictive Covenant Violation has occurred.

6.	Change in Control.

EXHIBIT 10.3

(a)Treatment of Performance Vesting RSUs.
(i)Calculation of Change in Control Earned RSUs. In the event of a Change in Control during the Participant’s employment and prior to the completion of the Performance Period, the Performance Vesting RSUs will become Earned RSUs based on:
(A) the INVH TSR and the RMS Index CAGR as measured through the date of the Change in Control based on the closing price of a Share of the Company on the last trading day immediately prior to the Change in Control (or, if the Company’s shares are not publicly traded immediately prior to the Change in Control, based on the value of a Share as determined by the Committee based on the actual or implied price paid in the Change in Control) relative to the performance criteria set forth in the Award Notice, and
(B)the Company’s actual Same Store NOI Growth CAGR measured through the most recently completed fiscal quarter relative to the performance criteria set forth in the Award Notice.
The number of Earned RSUs calculated in accordance with the foregoing (the “Change in Control Earned RSUs”) shall not be prorated based on the number of completed days in the Performance Period.
(ii)Vesting of Change in Control Earned RSUs. Any Performance Vesting RSUs which become Change in Control Earned RSUs shall become vested as to 50% of such Change in Control Earned RSUs as of the date of the Change in Control, and as to the remaining 50% of the Change in Control Earned RSUs on the first anniversary of the date of the Change in Control.
(b)Certain Terminations Following a Change in Control. Notwithstanding Section 5(a) of this Agreement, in the event of a Qualifying Termination during the 24-month period immediately following a Change in Control, any unvested Time Vesting RSUs, Earned RSUs, and Change in Control Earned RSUs shall become vested as of the Termination Date, and shall thereafter be settled in accordance with this Agreement.
(c)Assumption of Awards. In the event of a Change in Control, in connection with which the successor to the Company fails to assume, convert or replace the RSUs, the Time Vesting RSUs, Earned RSUs, and the Change in Control Earned RSUs, to the extent not assumed, will become vested as of immediately prior to the Change in Control.

7.	Dividends.
(a)Upon the declaration by the Company of dividends to holders of its Common Stock, the Participant shall be entitled to receive dividend equivalent payments (“Dividend Equivalents”) in respect of all of such Participant’s Time Vesting RSUs and any Earned RSUs, whether unvested or vested and not yet settled, as of the record date for such dividend. The Dividend Equivalents shall be delivered to the Participant on the regular payment date that such dividend is made to all holders of the Company’s Common Stock and in the same form as are delivered to holders of the Company’s Common

EXHIBIT 10.3

Stock (i.e., in either cash, without interest, or in shares of Common Stock which Common Stock will not be not subject to any vesting conditions).
(b) Unearned Performance Vesting RSUs shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Shares), which shall accrue in cash without interest and shall be delivered in cash (unless the Committee in its sole discretion, elects to settle such amount in Shares having a Fair Market Value as of the settlement date equal to the amount of such dividends). Accumulated dividend equivalents shall be payable at such time the Performance Vesting RSUs become Earned RSUs. For the avoidance of doubt, dividends accrued in respect of Performance Vesting RSUs shall only be paid to the extent the underlying Performance Vesting RSU becomes an Earned RSU, and to the extent any Performance Vesting RSUs are forfeited and not earned, the Participant shall have no right to such dividend equivalent payments.

8.Restrictions on Transfer. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the Participant’s right under the RSUs to receive Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided, that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
9.Repayment of Proceeds; Clawback Policy. In the event of a Restrictive Covenant Violation or if the Participant engages in Detrimental Activity prior to the fourth anniversary of the Date of Grant, the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds the Participant received upon the sale or other disposition of, or distributions in respect of, the RSUs (including any Dividend Equivalents previously paid) and any Shares issued in respect thereof. In addition, in the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that the number of RSUs that became Earned RSUs would have been a lower amount had it been calculated based on such restated results, and the Committee determines that the Participant engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement, the Company shall be entitled to recoup from the Participant, an amount equal to the excess of the compensation received by the Participant over the amount the Participant would have been entitled to if calculated based on the restated financial results. The amount of any request for clawback or recoupment shall take into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment. The RSUs and all proceeds of the RSUs shall be subject to the Company’s clawback policies, if any, and as in effect from time to time, to the extent any such policy is required by law.

10.No Right to Continued Employment or Engagement. Neither the Plan nor this Agreement nor the Participant’s receipt of the RSUs hereunder shall impose any obligation on the

EXHIBIT 10.3

Company or any of its Affiliates to continue the employment or engagement of the Participant. Further, the Company or any of its Affiliates (as applicable) may at any time terminate the employment or engagement of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

11.No Rights as a Stockholder. The Participant’s interest in the RSUs shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares unless and until such Shares have been issued to the Participant in accordance with Section 13.
12.Adjustments Upon Change in Capitalization. The terms of this Agreement, including the RSUs, the Participant’s Unit Account, any Dividend Equivalents, and/or the Shares, shall be subject to adjustment in accordance with Section 14 of the Plan. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Company’s Common Stock (whether in the form of cash or other property). In the event of an equity restructuring, the Committee shall adjust any Performance Condition to the extent it is affected by such restructuring in order to preserve (without enlarging) the likelihood that such Performance Condition shall be satisfied. The manner of such adjustment shall be determined by the Committee in its sole discretion. For this purpose, “equity restructuring” shall mean an “equity restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R).

13.	Settlement and Issuance of Shares; Tax Withholding.

(a)The Company shall, as soon as reasonably practicable (and in any event within two and one-half months of the applicable vesting date or such earlier time provided in Section 4), issue the Share underlying such vested RSU to the Participant, free and clear of all restrictions, less a number of Shares equal to or greater in value than the minimum amount necessary to satisfy federal, state, local or foreign withholding tax requirements, if any (but which may in no event be greater than the maximum statutory withholding amounts in the Participant’s jurisdiction) (the “Withholding Taxes”) in accordance with Section 16(d) of the Plan (except to the extent the Participant shall have a written agreement with the Company or any of its Affiliates under which the Company or an Affiliate of the Company is responsible for payment of taxes with respect to the issuance of the Shares, in which case the full number of Shares shall be issued). To the extent any Withholding Taxes may become due prior to the settlement of any RSUs, the Committee may accelerate the vesting of a number of RSUs equal in value to the Withholding Taxes, the Shares delivered in settlement of such RSUs shall be delivered to the Company, and the number of RSUs so accelerated shall reduce the number of RSUs which would otherwise become vested on the next applicable vesting date. The number of RSUs or Shares equal to the Withholding Taxes shall be determined using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares to the Participant or the Company, as applicable, and shall be rounded up to the nearest whole RSU or Share.

EXHIBIT 10.3

(b)The Company shall pay any costs incurred in connection with issuing the Shares. Upon the issuance of the Shares to the Participant, the Participant’s Unit Account shall be eliminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares are listed for trading.

14.Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

16.	Governing Law; Arbitration and Venue.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of laws provisions thereof.
(b)Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising with respect to the matters set forth in Appendix A, to the extent necessary for the Company (or other member of the Company Group, where applicable) to avail itself of the rights and remedies referred to therein) that is not resolved by Participant and the Company (or other member of the Company Group, where applicable) through good-faith negotiations shall be submitted to arbitration in Dallas, Texas and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment and compensation disputes who is licensed to practice law in the State of Texas. The determination of the arbitrator shall be conclusive and binding on the Company (or other member of the Company Group, where applicable) and Participant (or its heirs, beneficiaries or assigns, where applicable) and judgment may be entered on the arbitrator(s)’ award in any court having component jurisdiction. Each of the Participant, the Company, and any transferees who hold RSUs pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Maryland; (b) any claim

EXHIBIT 10.3

that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum; and (c) any right to a jury trial.

17.Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

18.	Data Privacy Consent.

(a)General. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”).
(b)Use of Personal Data; Retention. The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.
(c)Withdrawal of Consent. The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or

EXHIBIT 10.3

service and career with the Employer will not be adversely affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

19.Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company and its Affiliates. Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

20.Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the RSUs contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past; (c) all determinations with respect to future grants of RSUs, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the RSUs is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and for the avoidance of doubt, the RSUs shall not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to RSU proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

21.Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and

EXHIBIT 10.3

management of the Plan and any RSUs granted thereunder, including by sending award notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of RSU Agreements by Participants.

22.	Section 409A of the Code.

(a)This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated hereunder.
(b)Notwithstanding any other provision of this Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code, no payments in respect of any RSU that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

23.Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.

24.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

25.Acceptance and Agreement by the Participant
. By accepting the RSUs (including through electronic means), the Participant agrees to be bound by the

EXHIBIT 10.3

terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the RSUs will lapse forty-five (45) days from the Date of Grant, and the RSUs will be forfeited on such date if the Participant shall not have accepted this Agreement by such date. For the avoidance of doubt, the Participant’s failure to accept this Agreement shall not affect the Participant’s continuing obligation sunder any other agreement between the Company and the Participant.

26.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

29.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together with the Award Notice constitute one in the same agreement.

[Signatures follow]

EXHIBIT 10.3

INVITATION HOMES INC.

By:
Name: Mark A. Solls
Title: Executive Vice President and Chief Legal Officer

Acknowledged and Agreed
as of the date first written above:

______________________________
Participant Signature

______________________________

EXHIBIT 10.3
Appendix A - 1

APPENDIX A
Restrictive Covenants

1.Non-Competition; Nonsolicitation.

(a)The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Restricted Group (as defined below) and accordingly agrees as follows:

(i)During the Participant’s employment or service, as applicable, and for a period equal to one year following the date the Participant ceases employment or service, as applicable, for any reason (the “Restricted Period”), the Participant will not, without the prior written consent from the Company regarding the specific solicitations, engagements, or actions proposed, and such consent to be delivered in its sole, good faith discretion, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business the business of any then current or prospective client or customer with whom the Participant (or the Participant’s direct reports) had personal contact or dealings on behalf of the Company and its Subsidiaries during the one-year period preceding the Participant’s termination of employment or service, as applicable.
(ii)During the Restricted Period, the Participant will not, without prior written consent from the Company regarding the specific engagement, employment, or investment proposed, and such consent to be delivered in its sole, good faith discretion, directly or indirectly:
(A)engage in the Business in any geographical area that is within 20 miles of any geographical area where the Restricted Group engages in the Business (or has plans to engage in the Business during the Restricted Period);
(B)enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate to the Business; or
(C)acquire a 10% or greater financial interest in a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

(iii)Notwithstanding anything to the contrary in this Appendix A, the provisions of this Section 1 shall not restrict acquisition or ownership of any number of single family homes for personal use by the Participant or up to one hundred additional single family homes as personal investments.

EXHIBIT 10.3
Appendix A - 2

(iv)During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group; or
(B)hire any employee of the Restricted Group who provided services to the Restricted Group as of the date of the Participant’s termination of employment or service or terminated employment within six months prior to the termination of the Participant’s employment or service, as applicable.
Except that Participant shall not be precluded from employing or contacting (1) any such employee who has been terminated by the Restricted Group (including, but not limited to, any employee terminated by the Company in connection with the merger of Starwood Waypoint Homes with the Company), or (2) any person a result of general solicitations not specifically directed at either the Restricted Group or its respective employees.

(v)For purposes of this Appendix A:
(A)“Business” shall mean the business of acquiring controlling investments in, owning, developing, leasing, operating or managing one unit residential real properties for rent, including single-family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project, where such properties are located in the United States but excluding, for the avoidance of doubt, (1) any activities undertaken with the prior written consent of the Company sought in accordance with sub-sections (a)(i) or (a)(ii), and (2) acting as a broker with respect to leasing and sale transactions.
(B)“Competitor” shall mean any Person engaged in the Business in direct competition with the Company and its Subsidiaries, but excluding any Person for which less than 10% of its revenue during its most recent fiscal year is derived from activities similar to the Business.
(C)“Restricted Group” shall mean, collectively, the Company and its Subsidiaries.
(b)It is expressly understood and agreed that although the Participant and the Restricted Group consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

EXHIBIT 10.3
Appendix A - 3

(c)The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
(d)The provisions of this Section 1 shall survive the termination of the Participant’s employment or service for any reason
(e)Notwithstanding anything herein to the contrary, Sections 1(a)(i) and 1(a)(ii) shall not apply to the Participant if the Participant’s principal place of employment or the state in which the Participant provides services, in each case on the Date of Grant, is located in the State of California.
2.Confidentiality; Intellectual Property.

(a)	Confidentiality.

(i)The Participant will not at any time (whether during or after the Participant’s employment or engagement, as applicable) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates (other than its professional advisers who are bound by confidentiality obligations, lenders and partners or otherwise in performance of the Participant’s employment or engagement duties), any proprietary and non-public/confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Restricted Group (“Confidential Information”) without the prior written authorization of the board of directors of the Company; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by the Participant, and the Participant’s consideration of such information in connection with the Participant’s pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Appendix A shall be deemed not to constitute a breach of Section 2(a)(i)(x) or Section 2(a)(iv)(x) in any manner whatsoever, unless such Participant’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its Subsidiaries.
(ii)“Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (y) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge (it being understood that any information made available by an employee, officer or director of the Company Group shall not be protected by this exclusion); or (z) required by law to be disclosed; provided, that with respect to subsection (z) the Participant shall give prompt written notice to the Company of such requirement and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

EXHIBIT 10.3
Appendix A - 4

(iii)Except as required by law, the Participant will not disclose to anyone, other than the Participant’s family (it being understood that, in this Appendix A, the term “family” refers to the Participant, the Participant’s spouse, minor children, parents and spouse’s parents) and legal or financial advisors, the existence or contents of this Agreement; provided, that the Participant may disclose to any prospective future employer the provisions of Sections 1 and 2 of this Appendix A; provided, further, that any such employer agrees to maintain the confidentiality of such terms. This Section 2(a)(iii) shall terminate if any member of the Company Group publicly discloses a copy of the Restricted Stock Unit Agreement or this Appendix A (or, if any member of the Company Group publicly discloses summaries or excerpts of the Subscription Agreement or this Appendix A, to the extent so disclosed).
(iv)Upon termination of the Participant’s employment or service for any reason, the Participant shall (x) except as otherwise provided herein, cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any member of the Restricted Group; (y) immediately destroy, delete, or return to the Company, at the Company’s option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and reasonably cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.
(b)Intellectual Property.
(i)If the Participant creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Participant’s employment or engagement and within the scope of such employment or engagement and with the use of any the Company’s resources (the “Company Works”), the Participant shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(ii)The Participant shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason, to secure the Participant’s signature on any document for this purpose, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and

EXHIBIT 10.3
Appendix A - 5

attorney in fact, to act for and in the Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.
(iii)The provisions of Section 2 hereof shall survive the termination of the Participant’s employment or engagement, in either case, for any reason.
(c)Protected Rights. Nothing contained in this Agreement or any other plan, policy, agreement, or code of conduct or similar arrangement of the Company Group, limits Participant’s ability to (i) disclose any information to governmental agencies or commissions as may be required by law, (ii) file a charge or complaint with, or communicate or cooperate with, any U.S. federal, state, or local governmental agency or commission (a “Governmental Entity”), or otherwise participate in any investigation or proceeding that may be conducted by a Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case all such charges, complaints, communications and disclosures are consistent with applicable law, or (iii) receive an award from a Governmental Entity for information provided under any whistleblower program, including the Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.
3.Specific Performance. The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 1 or 2 of this Appendix A may be inadequate and the Company may suffer irreparable damages as a result of such breach. In recognition of this fact, the Participant agrees that, in the event of a Restrictive Covenant Violation, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.